CERTIFICATE OF FORMATION

                                       OF

                           AXA NEW HORIZONS FUND, LLC



         1. The name of the limited liability company is AXA New Horizons Fund, LLC.

         2. The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

         IN WITNESS WHEREOF, the undersigned have executed this Certificate of Formation of AXA New Horizons Fund, LLC this 21st day of March, 2001.


                              AXA NEW HORIZONS FUND, LLC


                              By:  /s/ Farzine Hachemian
                                 ---------------------------------------
                              Name: Farzine Hachemian
                              Title:  Authorized Person